Exhibit 10.9

DISPUTE OR CONTROVERSY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SUBJECT TO ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION

                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

         THIS AGREEMENT, made as of this 2nd day of January, 2003, between South Carolina Bank & Trust (the "Bank") and Robert R. Hill, Jr. (the "Employee"). The Bank and the Employee shall be individually referred to as a "Party" and collectively referred to as the "Parties"

                                   WITNESSETH:

         WHEREAS, the Employee is currently a valued employee of the Bank who is a member of a select group of management or a highly-compensated employee of the Bank; and

         WHEREAS, the Bank wishes to induce the Employee's continued employment by supplementing the Employee's retirement income; and

         WHEREAS, the Bank desires to adopt and establish, effective as of January 1, 2003, a non-qualified unfunded supplemental executive retirement agreement with the Employee with such agreement and certain other agreements with other employees of the Bank together constituting the South Carolina Bank & Trust Executive Retirement Plan.

         NOW, THEREFORE, the Bank and the Employee do hereby adopt and approve this Agreement consisting of the terms and provisions set forth below:

         Section 1. Definitions. A number of terms are defined throughout this Agreement when the term is first used. In addition, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

          (a) "After-Tax Factor" means the factor determined by subtracting the Bank's top marginal income tax rate for the tax year that ends during the applicable Plan Year from one (1). For example, if the Bank's top marginal income tax rate maximum equaled 35%, the After-Tax Factor would equal 65% (1 minus 35%).

          (b) "Annual After-Tax Cost of Funds" means the product of the Cumulative Costs as of the last day of the prior Plan Year multiplied by the After-Tax Cost-of-Funds Rate for the Plan Year in which such computation is being made. An example of After-Tax Cost of Funds is attached to this Agreement on Exhibit A.

          (c) "Annual After-Tax Cost-of-Funds Rate" means the Lehman Brothers Intermediate U.S. Government Bond Index yield in effect on the first day of the Plan Year multiplied by the After-Tax Factor.

          (d) "Annual Benefit Credit" means the annual benefit credit as described in Section 2 below.

          (e) "Annual Earnings on Bank-Owned Life Insurance" means, for the Bank-Owned Life Insurance, the annual increases in cash value in excess of annual premiums paid, plus death benefits received in excess of cash values released at death.

          (f)  "Bank-Owned Life Insurance" means the policies listed on Schedule
               I.

          (g) "Base Benefit Amount" means, with respect to the Employee, a maximum annual benefit of $75,000.00.

          (h) "Benefit Credit Balance" means the difference between (1) the sum of the Annual Benefit Credits for the current Plan Year and all previous Plan Years minus (2) the sum of the Installment Payments paid during the current Plan Year and all previous Plan Years.

          (i) "Cause" means: (1) the repeated failure of Employee to perform the responsibilities and duties for which he has been employed;
               (2) the commission of an act by Employee constituting dishonesty or fraud against the Holding Company or the Bank; (3) the conviction for or the entering of a guilty or no contest plea with respect to a felony; (4) habitual absenteeism, chronic alcoholism or any other form of substance abuse; or (5) the commission of an act by Employee involving gross negligence or moral turpitude that brings the Holding Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Holding Company or any of its affiliates.

          (j) "Cumulative Costs" means (1) with respect to the initial Plan Year, the product of (a) the difference between the premiums paid under the Bank-Owned Life Insurance during the initial Plan Year minus the death benefits received from the Bank-Owned Life Insurance during the initial Plan Year, multiplied by (b) the sum of one plus the Annual After-Tax Cost-of-Funds Rate for such Plan Year; (2) with respect to each subsequent Plan Year, the sum of
               (z) the product of Cumulative Cost of the prior Plan Year multiplied by the sum of one plus the Annual After-Tax Cost-of-Funds Rate for such Plan Year plus (y) the difference between the premiums paid under the Bank-Owned Life Insurance during such Plan Year minus the death benefits received from the Bank-Owned Life Insurance during such Plan Year. An example of the computation of Cumulative Costs is attached to this Agreement on Exhibit A.

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

          (k) "Designated Beneficiary" means any person or persons (who may be designated contingently or successively) to whom payments are to be made under Sections 3(b), 3(c) or 3(d) and which are so designated by the Employee signing a form provided by the Bank for such purpose. A beneficiary designation form will be effective only after the signed form is filed with the Bank while the Employee is alive and such form will cancel all beneficiary designation forms signed and filed earlier with the Bank. If the Employee fails to designate a beneficiary as provided herein, or if all the designated beneficiaries of the Employee die before the Employee or before complete payment of all amounts due hereunder, the Bank shall pay the unpaid amount to the legal representative or representatives of the estate of the last to die of the Employee and the Designated Beneficiary (or beneficiaries).

          (l) "Holding Company" means First National Corporation or such successor corporation.

          (m) "Installment Payments" means all payments made under this Agreement to the Employee or to a Designated Beneficiary.

          (n) "Performance Ratio" means a fraction, the numerator equaling the number of Plan Years that the per share earnings (on a diluted basis) on shares of common stock of the Holding Company on the last day of the Plan Year is greater than or equal to 110% of the per share earnings (on a diluted basis) on shares of common stock of the Holding Company on the last day of the previous Plan Year (or December 31, 2002 with respect to the first Plan Year under this Agreement) and the denominator equaling the number of Plan Years from the inception of this Agreement until the Employee's termination of service with the Bank. For purposes of this subsection, per share earnings (on a diluted basis) on shares of common stock of the Holding Company on the last day of the applicable Plan Year or December 31, 2002 with respect to the first Plan year under this Agreement (hereinafter referred to as a "Determination Date") shall be determined by the Board of Directors of the Bank or its designee, within 190 days of the applicable Determination Date, utilizing the information contained in the applicable Form 10-K Annual Report Pursuant to
               Section 13 or 15(D) of the Securities Exchange Act of 1934 and such other information (such as stock repurchases and other extraordinary events) as the Board of Directors of the Bank deems appropriate. Notwithstanding the first sentence of this subsection, if the per share earnings (on a diluted basis) of shares of common stock of the Holding Company on December 31, 2007 (or after the initial five Plan Year period ending on December 31, 2007, the last day of the Plan Year that concludes the next five Plan Year period; e.g., December 31, 2012, December 31, 2017, etc.) is greater than or equal to 161 % of the per

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

               share earnings on shares of common stock of the Holding Company on the December 31, 2002 (or after the initial five Plan Year period ending on December 31, 2007, the last day of the Plan Year prior to the beginning of the next five Plan Year period; e.g., December 31, 2007, December 31, 2012, etc.) and the Employee remains employed by the Bank, the Holding Company or an entity affiliated with the foregoing as of such last day of the applicable five Plan Year period, the numerator of the fraction utilized for computing the Performance Ratio will be determined as if the 110% target had been attained for any Plan Year during that five Plan Year period in which the 110% target had not been attained. None of the provisions of this subsection shall be interpreted as permitting the determination or computation of a Performance Ratio in excess of 100%.

          (o)  "Plan Year" means calendar year.

         Section 2. Crediting of Benefits. As of the first day of each Plan Year, for so long as the Employee is entitled to future Installment Payments, and to the extent the Benefit Credit Balance is less than the future benefits payable under this Agreement, the Bank shall credit to a book reserve account maintained for the Employee an amount equal to the Annual Benefit Credit. The Annual Benefit Credit shall be an amount equal to the quotient of (1) the difference between (a) the Annual Earnings on Bank-Owned Life Insurance, minus
(b) the Annual After-Tax Cost-of-Funds; divided by (2) the After-Tax Factor. An example of the crediting of benefits is attached to this Agreement on Exhibit A.

         The amount of the book reserve account shall accumulate without interest. The Parties acknowledge that the book reserve account is used solely to measure the amount that accrues for the Employee's benefit under this Agreement and that the Bank shall have no duty to set aside assets in such account to cover its obligations hereunder. The right of the Employee or any designated beneficiary to receive a distribution under this Agreement is an unsecured claim against the general assets of the Bank.

         Any insurance policy or other asset acquired by the Bank shall be deemed to not be held in trust for the benefit of the Employee nor to be collateral security for the performance of the obligations of the Bank, but shall remain a general, unpledged and unrestricted asset of the Bank. The Employee and designated beneficiaries have the status of general unsecured creditors of the Bank. This Agreement constitutes a mere promise by the Bank to make benefit payments in the future.

         Section 3. Payment of Benefits. (a) Upon Retirement. Subject to the provisions of subsection 3(e), upon the Employee's retirement on or after the attainment of age sixty-five, the Bank shall pay the Employee 240 monthly Installment Payments equal to the quotient of (1) the product of (a) the Base Benefit Amount, multiplied by (b) the Performance Ratio; (2) divided by 12. Installment Payments will commence not later than thirty days after the Employee reaches age sixty-five or his actual retirement date, if later.

                  (b) After Termination of Employment. If the Employee's employment with the Bank is terminated for any reason, other than death or Cause, prior to the Employee's attainment of age sixty-five, the Bank shall pay to the Employee (or the Employee's Designated Beneficiary, if the Employee dies prior to receipt of all of the Installment Payments payable under this section) 240 monthly Installment Payments equal to the quotient of (1) the product of (a) the Benefit Credit Balance (as of the first day of the Plan Year in which the Employee's employment is terminated) multiplied by (b) the Vesting Factor multiplied by (c) the Performance Ratio; (2) divided by 240. This monthly benefit will commence no later than thirty days after the Employee attains the age of sixty-five. The Vesting Factor will be determined as follows:

                  Years of Service                           Vesting Factor
                  ----------------                           --------------
         Up to five years of service                                0%
         From five to nine years of service                        33%
         From ten years to fourteen years of service               67%
         Fifteen years of service                                 100%

For purposes of this Agreement, the Employee will earn one year of service for each complete Plan Year that occurs after the execution of this Agreement in which the Employee continues to provide services to the Bank on a substantially full-time basis. Upon payment of the amounts described in this subsection, the Bank shall have no further obligation under this Agreement.

                  (c) In the Event of Death Prior to Commencement of Installment Payments. If the Employee dies while employed by the Bank, but prior to the commencement of any Installment Payments, the Bank shall pay to the Employee's Designated Beneficiary (1) a lump sum Installment Payment equal to $375,000.00 plus (2) 120 monthly Installment Payments in the amount equal to the Base Benefit Amount divided by 12. The lump sum Installment Payment and the monthly Installment Payments shall commence within thirty days of the Employee's death. The Installment Payments shall be subject to the provisions of subsection 3(e) below. Upon payment of the amounts described in this subsection, the Bank shall have no further obligation under this Agreement.

                  (d) In the Event of Death After the Commencement of Installment Payments. If the Employee dies after Installment Payments have commenced, as described in subsection 3(a), the Bank shall continue Installment Payments to the Employee's Designated Beneficiary for the difference between (a) 240 minus (b) the number of Installment Payments previously paid to the Employee. Such Installment Payments shall be subject to the provisions of subsection 3(e) below. Upon payment of the amounts described in this subsection, the Bank shall have no further obligation under this Agreement.

                  (e) Suspension of Benefits. Notwithstanding the provisions of subsections 3(a), 3(c), and 3(d), in the event the Benefit Credit Balance is less than an Installment Payment to be paid, the Installment Payment shall not be made. To the extent that Installment Payments are suspended under this section, such suspended Installment Payments (without interest) shall be paid as soon as the Benefit Credit Balance is greater than or equal to the suspended Installment Payment or Installment Payments.

         Section 4. Forfeiture and Change of Control. (a) Forfeitures. The Employee's benefits under this Agreement shall be forfeited upon the Employee's entering into "competition" with the Bank at any time after his employment is terminated for any reason. For purposes of this section, "competition" shall mean the Employee's engaging in any manner, directly or indirectly, individually, as a stockholder, partner, member, consultant, or agent of any company or other business organization or otherwise that engages in the development, marketing, selling or maintenance of any line of business that the Bank actively conducts (the "Company Business") in any county in which the Holding Company, the Bank or an affiliated entity has an office or facility (the "Noncompete Area").

         Notwithstanding the previous sentence, "competition" shall not include the Employee's ownership of no more than 2% of the debt or equity securities of corporations listed on a registered securities exchange that directly or indirectly engage in the Company Business in the Noncompete Area. In addition, the provisions of this Section 4(a) shall not apply if the Employee is terminated after a Change of Control (as defined in Section 4(c)) for reasons other than Cause.

     (b) Vesting and Establishment of a Grantor Trust upon a Change in Control. Notwithstanding the provisions of subsection 3(b), upon a Change in Control, the Vesting Factor (described in Section 3(b)) shall be the percentage determined by dividing the years of service of the Employee (computed in accordance with the provisions of Section 3(b)) by 15. Notwithstanding the previous sentence, in no event shall the Vesting Factor exceed 100%. In addition, upon a Change in Control, the Bank shall establish a grantor trust which shall be used exclusively for the funding of benefits under the South Carolina Bank & Trust Executive Retirement Plan and satisfying the claims of general creditors of the Bank in the event the Bank becomes insolvent.

     (c) Change in Control. For purposes of this Agreement, a "Change in Control" shall mean:

          (1) Any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than
               (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company or (B) Employee or a group of persons including Employee, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the common voting stock of the Holding Company, the Bank or their successors;

          (2) There shall be any consolidation or merger of the Holding Company or the Bank in which such entity is not the continuing or surviving corporation or as a result of which the holders of the voting capital stock of the Holding Company or the Bank (as the case may be) immediately prior to the consummation of the transaction do not own more than 50% of the voting capital stock of the surviving corporation; or

          (3) There occurs the sale of all or substantially all of the assets of the Holding Company or the Bank.

         Section 5. Unfunded Arrangement. The Bank's obligation to make payments to any person under this Agreement is purely contractual. The Parties do not intend that the amounts payable hereunder be held by the Bank in trust or as a segregated fund for the Employee, the Designated Beneficiary, or other person entitled to payments hereunder. The benefits provided under this Agreement shall be payable solely from the general assets of the Bank, and neither the Employee nor any other person entitled to payments hereunder shall have any interest in any assets of the Bank by virtue of this Agreement. The Bank's obligation under this Agreement shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future. To the extent that this Agreement should be deemed to be a "pension plan," the Parties intend that it be unfunded for federal income tax purposes, as well as for Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         Section 6. Administration. (a) Named Fiduciary and Administrator. The named fiduciary shall be the Bank. The named fiduciary shall have the authority to control and manage the operation and administration of this Agreement. The administration of this Agreement shall be under the supervision of a Director, officer or employee of the Bank (hereinafter referred to as the "Administrator") designated by the Board of Directors of the Bank (the "Board"). It shall be a principal duty of the Administrator to see that the Agreement is carried out, in accordance with the terms of the Agreement.

                  (b) Power of the Board or Designee. The Board, and any persons designated to act for the Board shall have such powers as are necessary to discharge their duties, including but not limited to interpretation and construction of the Agreement, the determination of all questions of eligibility, benefits and all other related or incidental matters. The Board, and any persons designated to act for the Board shall decide all questions in accordance with the terms of the controlling legal documents and applicable law and their good faith decision will be binding on the Bank, the Employee, and all other interested parties, subject to review or correction only when the interpretation or determination is arbitrary, capricious, contrary to law, or not supported by substantial evidence.

                  (c) Expenses of Board, or Designee. The reasonable expenses of the Board or the Board's designee, if any, incurred by such persons in the performance of their duties under the Agreement, including, without limitation, reasonable counsel fees and expense of other agents, shall be paid by the Bank.

         Section 7. Claims for Benefits. (a) Any claim for specific benefits under this Agreement shall be made in writing to the Administrator. If any claim for benefits under this Agreement is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by the Administrator, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed the period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the administrator expects to render a decision.

                  (b) The Administrator shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (1) specific reasons for the denial; (2) specific reference to pertinent provisions upon which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the Agreement's claims review procedure as set forth below.

                  (c) The claimant may appeal the denial of his claim to the named fiduciary for a full and fair review. The claimant or his duly authorized representative may request a review upon written application to the Administrator, review pertinent documents, and submit issues and comments in writing. A claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Board or its designee (the "Reviewer") at any time within 60 days after receipt by the claimant of written notice of the denial of his claim.

                  (d) The decision on review shall be made by the Reviewer, who may, in his discretion, hold a hearing on the denied claim; the Reviewer shall make his decision promptly, and not later than 60 days after the Administrator receives the request for review, unless special circumstances require extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension (including the special circumstances requiring the extension of time) shall be furnished to the claimant prior to the commencement of the extension. In the event that the decision on review is not furnished within the time period set forth in this paragraph, the claim shall be deemed denied on review.

         The decision on review shall be in writing and shall include reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provisions in the relevant documents on which the decision is based.

         Section 8. Amendment and Termination. The Bank reserves the right to amend, terminate or extend this Agreement at any time. The Bank has established this Agreement with a bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect. However, the Board of the Bank, in its sole discretion, reserves the right to terminate this Agreement in its entirety at any time. However, no such amendment or termination shall deprive the Employee of any benefit that has accrued hereunder prior to the date of such amendment or termination.

         Section 9. Miscellaneous. (a) Spendthrift Clause. To the extent permitted by law, no benefits payable under this Agreement shall be subject to the claim of any creditor of the Employee (or Designated Beneficiary, if applicable) or to any legal process by any creditor of any such person. The Employee or Designated Beneficiary, if applicable, shall have no right to alienate, anticipate, pledge or assign any benefits under the Agreement.

                  (b) Successors in Interest. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Bank would be required to perform if no succession had taken place.

                  (c) Rules of Construction. Section and subsection headings have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. If any provision of this Agreement shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless be valid, enforceable and fully effective. The Agreement shall be construed, administered and governed in all respects under and by the law of the State of South Carolina to the extent applicable, and to the extent such laws are not applicable or superseded, by the law of the United States.

                  (d) Arbitration. After exhausting the administrative procedures contained in Paragraph 7, any dispute or controversy arising under, or in connection with, the Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

                  (e) No Contract of Employment. This Agreement in no way constitutes a contract of employment between the Bank and the Employee and continued employment of the Employee by the Bank is not guaranteed.

                  (f) No Amendment of Other Plans. Nothing in this Agreement shall operate or be construed in any way to modify, amend or affect the terms and provisions of any pension, profit sharing or other employee benefit plan established by the Bank. This Agreement shall not effect the rights the Employee may have under any other employee benefit plan established by the Bank.

                  (g) Survivor Annuities and QDROs. Nothing contained in this Agreement is intended to give or shall give any spouse or former spouse of the Employee or any other person any right to benefits under this Agreement by virtue of sections 401(a)(11) and 417 of the Internal Revenue Code of 1986, as amended (the "Code") (relating to qualified preretirement survivor annuities and qualified joint and survivor annuities) or Code sections 401(a)(13)(B) and 414(p) (relating to qualified domestic relations orders).

                  (h) Early Benefit Payments. Notwithstanding the preceding provisions of this Agreement, the Bank may make payments before they would otherwise be due if, based on a change in the federal or applicable state tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, or a closing agreement made under Code Section 7121 that is approved by the Internal Revenue Service and involves the Employee, it determines that the Employee has or will recognize income for federal or state income tax purposes with respect to amounts that are or will be payable under the Agreement before they otherwise would be paid. The amount of any payments pursuant to this Section shall not exceed the amount of the assessed or determined tax liability.

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

                  (i) Taxes. The Bank reserves the right to withhold all applicable federal, state and local taxes on any monies paid to the Employee under this Agreement.

                  (j) Representations. This Agreement contains all representations, written or oral, made by the Bank to the Employee regarding the special retirement benefit.

         The Bank and the Employee, respectively, have caused these presents to be signed by themselves or their duly authorized officers as of the day and year first above written.


                                                   SOUTH CAROLINA BANK AND TRUST

                                                   By: /s/ C. John Hipp, III
                                                       ---------------------
                                                          C. John Hipp, III


                                                   EMPLOYEE


                                                   By: /s/ Robert R. Hill, Jr.
                                                       -----------------------
                                                          Robert R. Hill, Jr.

                                   SCHEDULE I

                       Bank-Owned Life Insurance Policies

                                    EXHIBIT A

(1)      Examples of Cumulative Costs

                  If a single premium payment of $500,000 is made during the initial Plan Year and the Annual After-Tax Cost of Funds Rate for the initial Plan Year is 3%, Year 2 is 2%, Year 3 is 3%, and Year 4 is 4%, the Cumulative Cost calculations are as follows:

                  Initial Year      $500,000 x 1.03 =  $515,000
                  Year 2            $515,000 x 1.02 =  $525,300
                  Year 3            $525,300 x 1.03 =  $541,059
                  Year 4            $541,059 x 1.04 =  $562,701

         Further, assume in year 5, the Bank receives $75,000 in death benefits and the Annual After-Tax Cost of Funds Rate is 2%, the Cumulative Cost calculation is as follows:

                  Year 5            ($562,701 x 1.02) - $75,000 = $498,955


(2)      Example of Annual After-Tax Cost of Funds

                  If the Cumulative Costs and the Annual After-Tax Cost of Funds are the same as in item (1) above, the Annual After-Tax Costs of Funds are as follows:

                  Initial Year      $500,000 x .03 = $15,000
                  Year 2            $515,000 x .02 = $10,300
                  Year 3            $525,300 x .03 = $15,759
                  Year 4            $541,059 x .04 = $21,442

(3)      Examples of Crediting Benefits

                  If the Annual Earning on the Bank-Owned Life Insurance after year 10 equaled $85,000, the Cumulative Cost was $1,000,000, the Annual After-Tax Cost-of-Funds Rate was 4%, and the After-Tax Factor equaled .65, then the following amount would be credited to the Employee's book reserve account:

                  [$85,000  - ($1,000,000  x  .04)]  /  .65  =  $69,231



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